UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 28, 2009
(Date of earliest event reported)

CLEARVIEW ACQUISITIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52107	20-4069588
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Madison Avenue, 15th Floor
New York, New York 10017
(Address of principal executive offices, zip code)

(646) 673-8427
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

          On January 28, 2009, Clearview Acquisitions, Inc. (the “Company”) entered into an agreement (the “Merger Agreement”) with Helix Wind, Inc., a Nevada corporation (“Helix Wind”), pursuant to which Helix Wind Acquisition Corp., a wholly-owned subsidiary of the Company (“Acquisition Sub”), will merge with and into Helix Wind, so that Helix Wind becomes a wholly-owned subsidiary of the Company (the “Merger”). In accordance with the terms of the Merger Agreement, the Company will issue 20,546,083 shares of common stock and the 12% Convertible Notes dated September 15, 2007 through November 17, 2008 issued by Helix in the aggregate principal amount of $1, 874,448 which have not been amended to eliminate all conversion features (the “Exchange Notes”) will be exchanged for 9% Convertible Notes issued by the Company. An aggregate of 5,753,917 shares of common stock will be reserved for the exercise of such notes. Each of the Company, Helix Wind and Acquisition Sub provided customary representations and warranties, pre-closing covenants and closing conditions in the Merger Agreement. Breaches of those representations and warranties will be secured by customary indemnification provisions. In addition, Helix Wind agreed not to make or solicit any offers from any person regarding a transaction which would preclude the merger with the Company.

          The Merger shall close when all the closing conditions set forth in the Merger Agreement are satisfied, including without limitation, the cancellation by the Company of approximately 49 million shares, the receipt of the requisite financial statements and other information required to report the Merger on a Current Report on Form 8-K and the consummation by the Company of its private placement of not less than gross proceeds of $650,000 of 9% Convertible Notes and warrants. The common stock underlying such securities, as well as the 5,753,917 shares of common stock reserved for the exercise of the Exchange Notes, are subject to a registration rights agreement. Pursuant to such agreement, if the Company issues an aggregate of $3,500,000 of notes and warrants, it must register the shares of common stock underlying such notes and warrants, as well as the shares reserved for issuance of the Exchange Notes, within 60 days.

          Upon the closing of the Merger, Tatiana Mikitchuk, will resign as the sole officer of the Company and (i) Scott Weinbrandt will be appointed Chairman and President of the Company, (ii) Ian Gardner will be appointed Chief Executive Officer of the Company and (iii) Kevin Claudio will be appointed Chief Financial Officer of the Company. Ten days after the 14f-1 Information Statement is filed and distributed to the shareholders, Mrs. Mikitchuk will resign from the Board. The new Board of Directors will consist of Scott Weinbrandt and Ian Gardner.

          This description of the Merger Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Registration Rights Agreement, respectively, which are referenced in Exhibits 10.1 and 10.2 to this report and incorporated herein by reference.

Helix Wind

          Helix Wind was incorporated in the State of Nevada on September 12, 2006 and is engaged in the small wind turbine alternative energy business offering a paradigm breaking distributed power technology platform designed to produce electric energy from the wind. Since its inception, Helix Wind has primarily been engaged in the research and development of its proprietary products. Helix Wind has not generated any revenues from product sales as of December 31, 2007 and as of September 30, 2008. Helix Wind intends to utilize two distinct distribution channels to market and sell its products: i) direct sales to end users and installers; and ii) indirect or channel sales with resellers domestically and internationally.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of business acquired.          Not applicable

(b) Pro forma financial information.          Not applicable

(c) Exhibits

Exhibit 10.1 Agreement dated January 28, 2009, among Clearview Acquisitions, Inc., Helix Wind Acquisition Corp. and Helix Wind, Inc.

Exhibit 10.2 Registration Rights Agreement among Clearview Acquisitions, Inc. and the investors signatory thereto

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearview Acquisitions, Inc.

By:	/s/ Tatiana Mikitchuk

Name: Tatiana Mikitchuk
Title: President

Date: January 28, 2009